As filed with the Securities and Exchange Commission on November 3, 2006                                  Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENESCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1368850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

303 George Street, Suite 420, New Brunswick, New Jersey 08901

(732) 296-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce C. Galton, President and Chief Executive Officer

303 George Street, Suite 420, New Brunswick, New Jersey 08901

(732) 296-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Emilio Ragosa, Esq.

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

(609) 919-6600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time, at the discretion of the selling stockholders, as soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title Of Shares To Be Registered	Amount To Be Registered		Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $0.01 par value	4,618,500	(1)	$1.20	(2)	$5,542,200	$594.00

(1)                                  Includes 2,632,194 shares of common stock that may be issued upon the exercise of warrants held by the selling stockholders.  Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock by reason of any stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain  other capital adjustments, effected without the registrant’s receipt of consideration, which results in an increase in the number of the  outstanding shares of registrant’s common stock.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low prices of the registrant’s common stock as reported on the American Stock Exchange on November 2, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2006

PROSPECTUS

SENESCO TECHNOLOGIES, INC.

4,618,500 Shares of Common Stock

The stockholders of Senesco listed in this prospectus are offering and selling an aggregate of 4,618,500 shares of our common stock.  Of those shares, 2,632,194 are issuable upon the exercise of warrants held by the selling stockholders at exercise prices ranging from $1.07 to $2.00 per share.

The shares of our common stock may be offered and sold from time to time by the selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  The selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares.  We will not receive any proceeds from the sale of the shares other than the exercise price payable to us upon the potential exercise of warrants held by the selling stockholders.

Our common stock is traded on the American Stock Exchange under the ticker symbol “SNT.”  On November 2, 2006, the last reported sale price of our common stock was $1.17 per share.  You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3 for a discussion of certain factors that you should consider before you invest in any of the common stock being offered with this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [             ], 2006.

As used in this prospectus, references to “Senesco,” “we,” “us,” and “our” refer to Senesco Technologies, Inc. and its subsidiary, Senesco, Inc., unless the context otherwise requires.

PROSPECTUS SUMMARY

About This Prospectus

This prospectus is a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, referred to herein as the SEC, to register 4,618,500 shares of our common stock.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock.  Copies of the registration statement and its exhibits are on file with the SEC.  Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

About Senesco

We are a development stage biotechnology company whose mission is to utilize its patented and patent-pending genes, primarily DHS, Factor 5A and Lipase, to:

•                  enhance the quality and productivity of fruits, flowers, vegetables and agronomic crops through the control of cell death in plants, referred to as senescence;

•                  develop novel approaches to treat inflammatory and / or programmed cell death diseases in humans, referred to as apoptosis, such as rheumatoid arthritis, Crohn’s disease, glaucoma, or heart disease, which are the result of inflammation and / or premature apoptosis; and

•                  develop novel approaches to treat cancer, a group of diseases in which apoptosis does not occur normally.

Agricultural results to date include:

•                  longer shelf life of perishable produce;

•                  increased seed and biomass yield;

•                  greater tolerance to environmental stresses, such as drought; and

•                  greater tolerance to certain fungal diseases.

Human health results to date include:

•                  determining the expression of our patent-pending genes in both ischemic and non-ischemic heart tissue;

•                  correlating such genes to certain key immune regulators, known as cytokines, that have been found to be involved in apoptosis;

•                  reducing cytokine induced apoptosis in human optic nerve cell lines and in human epithelial cell lines of the intestine;

•                  inducing apoptosis, while retarding cell proliferation, in both human cancer cell lines derived from tumors and in lung tumors in mice which have the same genetic defect that can cause lung cancer in humans; and

•                  increasing the survival rate in mice in which sepsis has been induced by a lethal injection of LPS.

Our preliminary research reveals that DHS and Factor 5A genes regulate apoptosis in human cells.  We have shown that there are multiple, functionally distinct, isoforms of Factor 5A.  In humans, there are two different isoforms of Factor 5A: the apoptosis isoform, which carries out cell death and the growth isoform, which carries out cell proliferation. We believe that our Factor 5A technology may have potential application as a means for controlling a broad range of apoptotic diseases, both inflammatory/ischemic diseases and cancers. We have commenced preclinical in-vivo and in-vitro research to determine Factor 5A’s ability to regulate key execution genes, inflammatory cytokines, receptors, and transcription factors which are implicated in numerous apoptotic diseases.

We believe that our technology’s downregulation of the cell death isoform of Factor 5A may have potential application as a means for controlling a broad range of diseases that are attributable to either premature apoptosis, ischemia or inflammation. Apoptotic diseases include neurodegenerative diseases, ocular diseases, such as glaucoma, heart disease, and certain inflammatory diseases such as Crohn’s disease, sepsis and rheumatoid arthritis, among others.  We have commenced preclinical research on a variety of these diseases.

We have established in preclinical studies that upregulation of the apoptosis Factor 5A isoform carries out cell death in cancer cells through both the intrinsic and extrinsic immune pathways. Tumors arise when cells that have been targeted by the immune system to undergo apoptosis are unable to do so because of an inability to activate the apoptotic pathways. Since the Factor 5A gene appears to function at the initiation point of the apoptotic pathways, we believe that our gene technology may have potential application as a means of combating a broad range of cancers and have initiated studies with in-vivo cancer models to determine Factor 5A’s ability to selectively cause cell death in human tumors grafted onto mice. We have found that upregulating the apoptosis isoform results in upregulation of p53, inflammatory cytokine production, increased cell death receptor formation, and caspase activity. These features, coupled with a simultaneous downregulation of bcl-2 and telomerase, result in apoptosis of cancer cells, while normal cells do not show any signs of irregular apoptosis or toxicity. In addition, we have also shown that inhibition of the growth isoform of Factor 5A in cancer cells reduces proliferation of cancer cells.  We believe that this will allow us to pursue research of cancer treatments which simultaneously cause cancer cells to die and not allow them to divide further.

Senesco was formed in June 1998.  We are a Delaware corporation and our business is currently operated through Senesco and our wholly-owned subsidiary Senesco, Inc., a New Jersey corporation.

Our executive offices are located at 303 George Street, Suite 420, New Brunswick, New Jersey 08901, our telephone number is (732) 296-8400 and our Internet address is http://www.senesco.com.  The information on our Internet website is not incorporated by reference in this prospectus, and our website address is included in this prospectus as a textual reference only.

THE OFFERING

Number of shares of our common stock offered by the selling stockholders	4,618,500 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering, other than the exercise price payable to us upon the potential exercise of warrants held by the selling stockholders.

American Stock Exchange symbol	SNT

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Before you invest in our common stock, you should carefully consider the following factors and cautionary statements, as well as the other information set forth herein.  Additional risks and uncertainties may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations may suffer.  As a result, the trading price of our common stock could decline, and you could lose all or a substantial portion of your investment in our common stock.

Risks Related to Our Business

We have a limited operating history and have incurred substantial losses and expect future losses.

We are a development stage biotechnology company with a limited operating history and limited assets and capital.  We have incurred losses each year since inception and have an accumulated deficit of $22,970,308 at September 30, 2006.  We have generated minimal revenues by licensing our technology for certain crops to companies willing to share in our development costs. However, our technology may not be ready for widespread commercialization for several years. We expect to continue to incur losses for the next several years because we anticipate that our expenditures on research and development, commercialization and administrative activities will significantly exceed our revenues during that period. In addition, we cannot assure you that we will be able to sell our New Jersey state net operating losses for any specific fiscal year.  We cannot predict when, if ever, we will become profitable.

We depend on a single principal technology and, if our technology is not commercially successful, we will have no alternative source of revenue.

Our primary business is the development and commercial exploitation of technology to identify, isolate, characterize and silence genes which control the death of cells in humans and plants.  Our future revenue and profitability critically depend upon our ability to successfully develop apoptosis and senescence gene technology and later license or market such technology.  We have conducted experiments on certain crops with favorable results and have conducted certain preliminary cell-line and animal experiments, which have provided us with data upon which we have designed additional research programs. However, we cannot give any assurance that our technology will be commercially successful or economically viable for any crops or human health applications.

In addition, no assurance can be given that adverse consequences might not result from the use of our technology such as the development of negative effects on humans or plants or reduced benefits in terms of crop yield or protection.  Our failure to obtain market acceptance of our technology or to successfully commercialize such technology or develop a commercially viable product would have a material adverse effect on our business.

We outsource all of our research and development activities and, if we are unsuccessful in maintaining our alliances with these third parties, our research and development efforts may be delayed or curtailed.

We rely on third parties to perform all of our research and development activities.  Our primary research and development efforts take place at the University of Waterloo in Ontario,

Canada, where our technology was discovered, the University of Colorado, Mayo Clinic, the University of Virginia, and with our commercial partners.  At this time, we do not have the internal capabilities to perform our research and development activities. Accordingly, the failure of third-party research partners, such as the University of Waterloo, to perform under agreements entered into with us, or our failure to renew important research agreements with these third parties, may delay or curtail our research and development efforts.

We have significant future capital needs and may be unable to raise capital when needed, which could force us to delay or reduce our research and development efforts.

As of September 30, 2006, we had cash and highly-liquid investments valued at $755,384 and working capital of $209,180.  In October 2006, we received aggregate net proceeds of approximately $2,050,000 from a private placement of our equity securities.  Using our available reserves as of September 30, 2006 and the net proceeds from the private equity financing, we believe that we can operate according to our current business plan for the next nine months.  To date, we have generated minimal revenues and anticipate that our operating costs will exceed any revenues generated over the next several years. Therefore, we will be required to raise additional capital in the future in order to operate according to our current business plan, and this funding may not be available on favorable terms, if at all.  If we are unable to raise additional funds, we will need to do one or more of the following:

•                  delay, scale back or eliminate some or all of our research and development programs;

•                  license third parties to develop and commercialize our technology that we would otherwise seek to develop and commercialize ourselves;

•                  seek strategic alliances or business combinations, or attempt to sell our company; or

•                  cease operations.

In addition, in connection with any funding, if we need to issue more equity securities than our certificate of incorporation currently authorizes, or more than 20% of the shares of our common stock outstanding, we may need stockholder approval.  If stockholder approval is not obtained or if adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets. Investors may experience dilution in their investment from future offerings of our common stock. For example, if we raise additional capital by issuing equity securities, such an issuance would reduce the percentage ownership of existing stockholders.  In addition, assuming the exercise of all options and warrants outstanding, as of September 30, 2006, we had 6,226,021 shares of common stock authorized but unissued, which may be issued from time to time by our board of directors without stockholder approval.  In connection with our private placement of equity securities, in October 2006, we issued an aggregate of an additional 1,986,306 shares of common stock and warrants to purchase 1,132,194 shares of common stock.  Therefore, assuming the exercise of all options and warrants granted as of October 31, 2006, we had 3,107,521 shares of common stock authorized but unissued, which may be issued from time to time by our board of directors without stockholder approval.  Furthermore, we may need to issue securities that have rights, preferences and privileges senior to our common stock.  Failure to obtain financing on acceptable terms would have a material adverse effect on our liquidity.

Since our inception, we have financed all of our operations through private equity financings. Our future capital requirements depend on numerous factors, including:

•                  the scope of our research and development;

•                  our ability to attract business partners willing to share in our development costs;

•                  our ability to successfully commercialize our technology;

•                  competing technological and market developments;

•                  our ability to enter into collaborative arrangements for the development, regulatory approval and commercialization of other products; and

•                  the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights.

Our business depends upon our patents and proprietary rights and the enforcement of these rights.  Our failure to obtain and maintain patent protection may increase competition and reduce demand for our technology.

As a result of the substantial length of time and expense associated with developing products and bringing them to the marketplace in the biotechnology and agricultural industries, obtaining and maintaining patent and trade secret protection for technologies, products and processes is of vital importance.  Our success will depend in part on several factors, including, without limitation:

•                  our ability to obtain patent protection for our technologies and processes;

•                  our ability to preserve our trade secrets; and

•                  our ability to operate without infringing the proprietary rights of other parties both in the United States and in foreign countries.

We have been issued eleven patents by the U.S. Patent and Trademark Office, or PTO, and eight patents from foreign countries.  We have also filed numerous patent applications for our technology in the United States and in several foreign countries, which technology is vital to our primary business, as well as several Continuations in Part on these patent applications.  Our success depends in part upon the grant of patents from our pending patent applications.

Although we believe that our technology is unique and will not violate or infringe upon the proprietary rights of any third party, we cannot assure you that these claims will not be made or if made, could be successfully defended against.  If we do not obtain and maintain patent protection, we may face increased competition in the United States and internationally, which would have a material adverse effect on our business.

Since patent applications in the United States are maintained in secrecy until patents are issued, and since publication of discoveries in the scientific and patent literature tend to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of the inventions covered by our pending patent applications or that we were the first to file patent applications for these inventions.

In addition, among other things, we cannot assure you that:

•      our patent applications will result in the issuance of patents;

•                  any patents issued or licensed to us will be free from challenge and that if challenged, would be held to be valid;

•                  any patents issued or licensed to us will provide commercially significant protection for our technology, products and processes;

•                  other companies will not independently develop substantially equivalent proprietary information which is not covered by our patent rights;

•                  other companies will not obtain access to our know-how;

•                  other companies will not be granted patents that may prevent the commercialization of our technology; or

•                  we will not require licensing and the payment of significant fees or royalties to third parties for the use of their intellectual property in order to enable us to conduct our business.

Our competitors may allege that we are infringing upon their intellectual property rights, forcing us to incur substantial costs and expenses in resulting litigation, the outcome of which would be uncertain.

Patent law is still evolving relative to the scope and enforceability of claims in the fields in which we operate.  We are like most biotechnology companies in that our patent protection is highly uncertain and involves complex legal and technical questions for which legal principles are not yet firmly established.  In addition, if issued, our patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage.

The PTO and the courts have not established a consistent policy regarding the breadth of claims allowed in biotechnology patents.  The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation.  On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary rights in these foreign countries.

We could become involved in infringement actions to enforce and/or protect our patents.  Regardless of the outcome, patent litigation is expensive and time consuming and would distract our management from other activities.  Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we could because they have substantially greater resources.  Uncertainties resulting from the initiation and continuation of any patent litigation could limit our ability to continue our operations.

If our technology infringes the intellectual property of our competitors or other third parties, we may be required to pay license fees or damages.

If any relevant claims of third-party patents that are adverse to us are upheld as valid and enforceable, we could be prevented from commercializing our technology or could be required to obtain licenses from the owners of such patents.  We cannot assure you that such licenses would be available or, if available, would be on acceptable terms.  Some licenses may be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us.  In addition, if any parties successfully claim that the creation or use of our technology infringes upon their intellectual property rights, we may be forced to pay damages, including treble damages.

Our security measures may not adequately protect our unpatented technology and, if we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology may be adversely affected.

Our success depends upon know-how, unpatentable trade secrets, and the skills, knowledge and experience of our scientific and technical personnel.  As a result, we require all employees to agree to a confidentiality provision that prohibits the disclosure of confidential information to anyone outside of our company, during the term of employment and thereafter.  We also require all employees to disclose and assign to us the rights to their ideas, developments, discoveries and inventions.  We also attempt to enter into similar agreements with our consultants, advisors and research collaborators.  We cannot assure you that adequate protection for our trade secrets, know-how or other proprietary information against unauthorized use or disclosure will be available.

We occasionally provide information to research collaborators in academic institutions and request the collaborators to conduct certain tests.  We cannot assure you that the academic institutions will not assert intellectual property rights in the results of the tests conducted by the research collaborators, or that the academic institutions will grant licenses under such intellectual property rights to us on acceptable terms, if at all.  If the assertion of intellectual property rights by an academic institution is substantiated, and the academic institution does not grant intellectual property rights to us, these events could limit our ability to commercialize our technology.

As we evolve from a company primarily involved in the research and development of our technology into one that is also involved in the commercialization of our technology, we may have difficulty managing our growth and expanding our operations.

As our business grows, we may need to add employees and enhance our management, systems and procedures.  We will need to successfully integrate our internal operations with the operations of our marketing partners, manufacturers, distributors and suppliers to produce and market commercially viable products.  We may also need to manage additional relationships with various collaborative partners, suppliers and other organizations.  Although we do not presently conduct research and development activities in-house, we may undertake those activities in the future.  Expanding our business will place a significant burden on our management and operations.  We may not be able to implement improvements to our management information and control systems in an efficient and timely manner and we may discover deficiencies in our existing systems and controls.  Our failure to effectively respond to changes may make it difficult for us to manage our growth and expand our operations.

We have no marketing or sales history and depend on third-party marketing partners.  Any failure of these parties to perform would delay or limit our commercialization efforts.

We have no history of marketing, distributing or selling biotechnology products and we are relying on our ability to successfully establish marketing partners or other arrangements with third parties to market, distribute and sell a commercially viable product both here and abroad.  Our business plan also envisions creating strategic alliances to access needed commercialization and marketing expertise.  We may not be able to attract qualified sub-licensees, distributors or marketing partners, and even if qualified, these marketing partners may not be able to successfully market agricultural products or human health applications developed with our technology.  If we fail to successfully establish distribution channels, or if our marketing partners fail to provide adequate levels of sales, our commercialization efforts will be delayed or limited and we will not be able to generate revenue.

We will depend on joint ventures and strategic alliances to develop and market our technology and, if these arrangements are not successful, our technology may not be developed and the expenses to commercialize our technology will increase.

In its current state of development, our technology is not ready to be marketed to consumers.  We intend to follow a multi-faceted commercialization strategy that involves the licensing of our technology to business partners for the purpose of further technological development, marketing and distribution.  We are seeking business partners who will share the burden of our development costs while our technology is still being developed, and who will pay us royalties when they market and distribute products incorporating our technology upon commercialization.  The establishment of joint ventures and strategic alliances may create future competitors, especially in certain regions abroad where we do not pursue patent protection.  If we fail to establish beneficial business partners and strategic alliances, our growth will suffer and the continued development of our technology may be harmed.

Competition in the agricultural and human health biotechnology industries is intense and technology is changing rapidly.  If our competitors market their technology faster than we do, we may not be able to generate revenues from the commercialization of our technology.

Many agricultural and human health biotechnology companies are engaged in research and development activities relating to senescence and apoptosis.  The market for plant protection and yield enhancement products is intensely competitive, rapidly changing and undergoing consolidation.  We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for products containing our technology.  Our competitors in the field of plant senescence gene technology are companies that develop and produce transgenic plants and include major international agricultural companies, specialized biotechnology companies, research and academic institutions and, potentially, our joint venture and strategic alliance partners.  These companies include: Icoria (formerly Paradigm Genetics); Bayer Crop Science; Mendel Biotechnology; Renessen LLC; Exelixis Plant Sciences, Inc.; Syngenta International AG; and Eden Bioscience, among others.  Some of our competitors that are involved in apoptosis research include:  Amgen; Centocor; Genzyme; OSI Pharmaceuticals, Inc.; Idun Pharmaceuticals; Novartis; Introgen Therapeutics, Inc.; Genta, Inc.; and Vertex Pharmaceuticals, Inc.  Many of these competitors have substantially greater financial, marketing, sales, distribution and technical resources than us and have more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing.  We anticipate increased competition in the future as new companies enter the market and new technologies become available.  Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors, which will prevent or limit our ability to generate revenues from the commercialization of our technology.

Our business is subject to various government regulations and, if we are unable to obtain regulatory approval, we may not be able to continue our operations.

At present, the U.S. federal government regulation of biotechnology is divided among three agencies:

•                  the USDA regulates the import, field testing and interstate movement of specific types of genetic engineering that may be used in the creation of transgenic plants;

•                  the EPA regulates activity related to the invention of plant pesticides and herbicides, which may include certain kinds of transgenic plants; and

•                  the FDA regulates foods derived from new plant varieties.

The FDA requires that transgenic plants meet the same standards for safety that are required for all other plants and foods in general.  Except in the case of additives that significantly alter a food’s structure, the FDA does not require any additional standards or specific approval for genetically engineered foods, but expects transgenic plant developers to consult the FDA before introducing a new food into the marketplace.

Use of our technology, if developed for human health applications, will also be subject to FDA regulation.  The FDA must approve any drug or biologic product before it can be marketed in the United States.  In addition, prior to being sold outside of the U.S., any products resulting from the application of our human health technology must be approved by the regulatory agencies of foreign governments.  Prior to filing a new drug application or biologics license application with the FDA, we would have to perform extensive clinical trials, and prior to beginning any clinical trial, we need to perform extensive preclinical testing which could take several years and may require substantial expenditures.

We believe that our current activities, which to date have been confined to research and development efforts, do not require licensing or approval by any governmental regulatory agency. However, federal, state and foreign regulations relating to crop protection products and human health applications developed through biotechnology are subject to public concerns and political circumstances, and, as a result, regulations have changed and may change substantially in the future.  Accordingly, we may become subject to governmental regulations or approvals or become subject to licensing requirements in connection with our research and development efforts. We may also be required to obtain such licensing or approval from the governmental regulatory agencies described above, or from state agencies, prior to the commercialization of our genetically transformed plants and human health technology.  In addition, our marketing partners who utilize our technology or sell products grown with our technology may be subject to government regulations.  If unfavorable governmental regulations are imposed on our technology or if we fail to obtain licenses or approvals in a timely manner, we may not be able to continue our operations.

Preclinical studies and clinical trials of our human health applications may be unsuccessful, which could delay or prevent regulatory approval.

Preclinical studies may reveal that our human health technology is ineffective or harmful, and/or clinical trials may be unsuccessful in demonstrating efficacy and safety of our human health technology, which would significantly limit the possibility of obtaining regulatory approval for any drug or biologic product manufactured with our technology.  The FDA requires submission of extensive preclinical, clinical and manufacturing data to assess the efficacy and safety of potential products. Furthermore, the success of preliminary studies does not ensure commercial success, and later-stage clinical trials may fail to confirm the results of the preliminary studies.

Even if we receive regulatory approval, consumers may not accept products containing our technology, which will prevent us from being profitable since we have no other source of revenue.

We cannot guarantee that consumers will accept products containing our technology.  Recently, there has been consumer concern and consumer advocate activism with respect to genetically engineered consumer products.  The adverse consequences from heightened consumer concern in this regard could affect the markets for products developed with our technology and could also result in increased government regulation in response to that concern.

If the public or potential customers perceive our technology to be genetic modification or genetic engineering, agricultural products grown with our technology may not gain market acceptance.

We depend on our key personnel and, if we are not able to attract and retain qualified scientific and business personnel, we may not be able to grow our business or develop and commercialize our technology.

We are highly dependent on our scientific advisors, consultants and third-party research partners.  Our success will also depend in part on the continued service of our key employees and our ability to identify, hire and retain additional qualified personnel in an intensely competitive market.  Although we have employment agreements with all of our key employees and a research agreement with Dr. Thompson, these agreements may be terminated upon short or no notice.  We do not maintain key person life insurance on any member of management.  The failure to attract and retain key personnel could limit our growth and hinder our research and development efforts.

Certain provisions of our charter, by-laws and Delaware law could make a takeover difficult.

Certain provisions of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders.  Our certificate of incorporation authorizes our board of directors to issue, without stockholder approval, except as may be required by the rules of the American Stock Exchange, 5,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock.  Similarly, our by-laws do not restrict our board of directors from issuing preferred stock without stockholder approval.

In addition, we are subject to the Business Combination Act of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date such stockholder becomes a 15% owner.  These provisions may have the effect of delaying or preventing a change of control of us without action by our stockholders and, therefore, could adversely affect the value of our common stock.

Furthermore, in the event of our merger or consolidation with or into another corporation, or the sale of all or substantially all of our assets in which the successor corporation does not assume outstanding options or issue equivalent options, our board of directors is required to provide accelerated vesting of outstanding options.

Increasing political and social turmoil, such as terrorist and military actions, increase the difficulty for us and our strategic partners to forecast accurately and plan future business activities.

Recent political and social turmoil, including the conflict in Iraq and the current crisis in the Middle East, can be expected to put further pressure on economic conditions in the United States and worldwide.  These political, social and economic conditions may make it difficult for us to plan future business activities.  Specifically, if the current situation in Israel continues to escalate, our joint venture with Rahan Meristem Ltd. could be adversely affected.

Risks Related to Our Common Stock

Our management and other affiliates have significant control of our common stock and could significantly influence our actions in a manner that conflicts with our interests and the interests of other stockholders.

As of September 30, 2006, our executive officers, directors and affiliated entities together beneficially own approximately 41.4% of the outstanding shares of our common stock, assuming the exercise of options and warrants which are currently exercisable or will become exercisable within 60 days of September 30, 2006, held by these stockholders. As of October 11, 2006, upon the closing of our private placement of equity securities, our executive officers, directors and affiliated entities together beneficially own approximately 37.2% of the outstanding shares of our common stock, assuming the exercise of options and warrants which are currently exercisable or will become exercisable within 60 days of October 11, 2006, held by these stockholders.  As a result, these stockholders, acting together, will be able to exercise significant influence over matters requiring approval by our stockholders, including the election of directors, and may not always act in the best interests of other stockholders.  Such a concentration of ownership may have the effect of delaying or preventing a change in control of us, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

Our stockholders may experience substantial dilution as a result of the exercise of outstanding options and warrants to purchase our common stock.

As of September 30, 2006, we have granted options outside of our stock option plan to purchase 10,000 shares of our common stock and outstanding warrants to purchase 5,860,091 shares of our common stock.  In addition, as of September 30, 2006, we have reserved 3,000,000 shares of our common stock for issuance upon the exercise of options granted pursuant to our stock option plan, 2,516,500 of which have been granted, 90,000 of which have been exercised since inception, 2,426,500 of which are outstanding, and 483,500 of which may be granted in the future.  As of October 11, 2006, upon the closing of our private placement of equity securities, we have outstanding warrants to purchase 6,982,285 shares of our common stock.  The exercise of these options and warrants will result in dilution to our existing stockholders and could have a material adverse effect on our stock price.

A significant portion of our total outstanding shares of common stock may be sold in the market in the near future, which could cause the market price of our common stock to drop significantly.

As of September 30, 2006, we had 15,487,388 shares of our common stock issued and outstanding, of which approximately 1,595,651 shares are registered pursuant to a registration statement on Form S-3, which was declared effective on June 17, 2005, and the remainder of which are either eligible to be sold under SEC Rule 144 or are in the public float.  In addition, we have registered 965,380 shares of our Common Stock underlying warrants previously issued on the Form S-3 registration statement that was declared effective on June 17, 2005, and we registered 3,000,000 shares of our common stock underlying options granted or to be granted under our stock option plan.  As of October 11, 2006, upon closing of our private placement of equity securities, we had 17,473,694 shares of our common stock issued and outstanding.  Consequently, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, may have a material adverse effect on our stock price.

Our common stock has a limited trading market, which could limit your ability to resell your shares of common stock at or above your purchase price.

Our common stock is quoted on the American Stock Exchange and currently has a limited trading market.  The American Stock Exchange requires us to meet minimum financial requirements in order to maintain our listing.  Currently, we believe that we meet the continued listing requirements of the American Stock Exchange.  We cannot assure you that an active trading market will develop or, if developed, will be maintained.  As a result, our stockholders may find it difficult to dispose of shares of our common stock and, as a result, may suffer a loss of all or a substantial portion of their investment.

The market price of our common stock may fluctuate and may drop below the price you paid.

We cannot assure you that you will be able to resell the shares of our common stock at or above your purchase price.  The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control.  These factors include:

•      quarterly variations in operating results;

•                  the progress or perceived progress of our research and development efforts;

•      changes in accounting treatments or principles;

•                  announcements by us or our competitors of new technology, product and service offerings, significant contracts, acquisitions or strategic relationships;

•      additions or departures of key personnel;

•      future offerings or resales of our common stock or other securities;

•                  stock market price and volume fluctuations of publicly-traded companies in general and development companies in particular; and

•      general political, economic and market conditions.

 If our common stock is delisted from the American Stock Exchange, we may not be able to list on any other stock exchange, and our common stock may be subject to the “penny stock” regulations which may affect the ability of our stockholders to sell their shares.

The American Stock Exchange requires us to meet minimum financial requirements in order to maintain our listing.  Currently, we believe we meet the continued listing requirements of the American Stock Exchange.  If we do not continue to meet the continued listing requirements, we could be delisted.  If we are delisted from the American Stock Exchange, our common stock likely will become a “penny stock.”  In general, regulations of the SEC define a “penny stock” to be an equity security that is not listed on a national securities exchange or the NASDAQ Stock Market and that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  If our common stock becomes a penny stock, additional sales practice requirements would be imposed on broker-dealers that sell such securities to persons other than certain qualified investors.  For transactions involving a penny stock, unless exempt, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale.  In addition, the rules on penny stocks require delivery, prior to and after any penny stock transaction, of disclosures required by the SEC.

If our common stock were subject to the rules on penny stocks, the market liquidity for our common stock could be severely and adversely affected.  Accordingly, the ability of holders of our common stock to sell their shares in the secondary market may also be adversely affected.

Because we do not intend to pay, and have not paid, any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless the value of our common stock appreciates and they sell their shares.

We have never paid or declared any cash dividends on our common stock and we intend to retain any future earnings to finance the development and expansion of our business.  We do not anticipate paying any cash dividends on our common stock in the foreseeable future.  Therefore, our stockholders will not be able to receive a return on their investment unless the value of our common stock appreciates and they sell their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1955, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 based upon the beliefs of our management, as well as assumptions made by, and the information currently available to, our management.  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot assure you that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent circumstances, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.  We may receive the proceeds from the exercise of warrants held by the selling stockholders, if any are exercised.  However, with respect to the warrants of certain selling stockholders in the aggregate amount of 139,041 shares underlying these warrants, these selling stockholders have the right to exercise the warrants pursuant to a cashless exercise provision, in which case, we will not receive any proceeds from the exercise of the warrants from these selling stockholders. The warrants entitle the selling stockholders to purchase shares of our common stock at an exercise prices ranging from $1.07 to $2.00 per share.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the issuance and registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, American Stock Exchange listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The following table sets forth, to our knowledge, the common stock ownership of the selling stockholders, as of October 31, 2006, as adjusted to reflect the sale of the common stock in this offering.  Except as described in this prospectus, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

The 4,618,500 shares covered by this prospectus represent approximately 21.1% of our common stock, based on 21,856,986 shares of common stock outstanding as of October 31, 2006, which includes an aggregate of 4,383,292 shares of our common stock issuable upon the exercise of options and warrants held by the selling stockholders.  We considered the following factors and made the following assumptions regarding the table:

•                  beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholder the right to acquire common stock within 60 days of October 31, 2006;

•                  unless otherwise indicated below, to our knowledge, the selling stockholders named below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law; and

•                  the selling stockholders may sell all of the securities offered by this prospectus under certain circumstances.

Notwithstanding these assumptions, the selling stockholders may sell less than all of the shares listed on the table.  In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions.  Accordingly, we cannot estimate the number of shares of common stock that the selling stockholders will sell under this prospectus.

Each of the selling stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Beneficial Ownership of Selling Stockholders Prior to Offering(1)		Number of Shares Offered Hereby(2)	Beneficial Ownership of Shares After Offering(2)(3)
Name of Selling Stockholders	Number	Percent	Number	Number	Percent

Berry, Michael (4)	95,725	0.6%	66,225	29,500	0.2%
Bogar, Daniel(5)	189,063	1.1%	187,500	1,563	*
Braca, John N. (6)	83,000	0.5%	15,000	68,000	0.4%
Currie, James E.(7)	41,735	0.2%	39,735	2,000	*
Dvivedi, Dhananjaya (8)	331,128	1.9%	331,128	—	—
Forbes, Christopher(9)	2,338,001	12.8%	1,324,503	1,013,498	5.7%
Forbes, Timothy(10)	158,340	0.9%	132,450	25,890	0.2%
Fusselmann, William(5)	189,063	1.1%	187,500	1,563	*
Galton, Bruce C.(11)	683,004	3.8%	99,338	583,666	3.2%
H.C. Wainwright & Co., Inc.(12)	139,041	0.8%	139,041	—	—
Iroquois Master Fund Ltd. (13)	340,885	1.9%	198,675	142,180	0.8%
Otago Partners, LLC(14)	219,867	1.3%	219,867	—	—
Pi, Oswaldo(5)	189,063	1.1%	187,500	1,563	*
Rector, David(15)	116,000	0.7%	15,000	101,000	0.6%
Stein, Ronald(5)	189,063	1.1%	187,500	1,563	*
Stalder, Rudolf(16)	744,323	4.1%	140,187	604,136	3.4%
Stanford Venture Holdings(17)	2,470,535	13.6%	750,000	1,720,535	9.8%
Thomas C. Quick Charitable Foundation. (18)	397,351	4.4%	397,351	—	—

*              Less than one percent.

(1)           Shares of common stock issuable under stock options and warrants that are exercisable within 60 days after October 31, 2006 and shares of common stock issuable under warrants that are exercisable after April 12, 2007, are deemed outstanding for computing the percentage ownership of the selling stockholder holding the options or warrants, prior to and after giving effect to the offering, but are not deemed outstanding for computing the percentage ownership of any other selling stockholder.

(2)           We do not know when or in what amounts a selling stockholder may offer shares for sale.  The selling stockholders might not sell any or all of the shares offered by this prospectus.  Because the selling stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)           Shares of common stock issuable under stock options and warrants that are exercisable within 60 days after October 31, 2006 are deemed outstanding for computing the percentage ownership of the selling stockholder holding the options or warrants, prior to and after giving effect to the offering, but are not deemed outstanding for computing the percentage ownership of any other selling stockholder.

(4)           Consists of 63,650 shares of common stock and warrants to purchase 22,075 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007, and warrants to purchase 10,000 shares of common stock with an exercise price equal to $7.00 per share, with such warrants vesting on the date of grant.

(5)           Consists of warrants to purchase 189,063 shares of common stock, 93,750 with an exercise price equal to $2.00 per share, 93,750 with an exercise price equal to $1.50 per share, and 1,563 with an exercise price equal to $3.79 per share, with all such warrants vesting on the date of grant.

(6)           Consists of 18,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007, and options to purchase 60,000 shares of common stock with an exercise prices ranging from $1.40 to $3.45 per share

(7)           Consists of 28,490 shares of common stock and warrants to purchase 13,245 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007.

(8)           Consists of 220,752 shares of common stock and warrants to purchase 110,376 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007.

(9)           Consists of 1,532,571 shares of common stock and warrants to purchase 441,501 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007, and warrants to purchase 178,106 shares of common stock, one-half of such warrants with an exercise price of $2.00 per share and one-half of such warrants with an exercise price of $3.25 per share, with all such warrants vesting on the date of grant, and warrants to purchase 15,823 shares of common stock at an exercise price of $3.79 per share, with such warrants vesting on the date of grant, and options to purchase 170,000 shares of common stock with an exercise prices ranging from $1.40 to $3.50 per share.

(10)         Consists of 114,190 shares of common stock and warrants to purchase 44,150 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007.

(11)         Consists of 73,225 shares of common stock and warrants to purchase 33,113 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007, and options to purchase 576,666 shares of common stock with an exercise prices ranging from $1.40 to $3.45 per share.

(12)         John R. Clarke has voting and investment control over the warrants to purchase common stock held by H.C. Wainwright & Co., Inc., but disclaims beneficial ownership of such warrants, except to the extent of any pecuniary interest therein.  Consists of warrants to purchase 139,041 shares of common stock with an exercise price equal to $1.07 per share, with all such warrants vesting on the date of grant.  John R. Clarke is an affiliate of H.C. Wainwright & Co., Inc., a registered broker-dealer.

(13)         Joshua Silverman has voting and investment control over the shares of common stock and warrants to purchase common stock held by Iroquois Master Fund Ltd., but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein.  Consists of 132,450 shares of common stock and warrants to purchase 66,225 shares of common stock with an exercise price equal to $1.18 per share, with such warrants become exercisable on April 12, 2007, and warrants to purchase 142,180 shares of common stock with an exercise price equal to $3.38 per share, with such warrants vesting on the date of grant.

(14)         Lindsay Rosenwald, M.D. has voting and investment control over the shares of common stock and warrants to purchase common stock held by Otago Partners, LLC, but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein.  Consists of 146,578 shares of common stock and warrants to purchase 73,289 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007.  Lindsay Rosenwald is an affiliate of Otago Partners, LLC, a registered broker dealer.

(15)         Consists of 21,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007, and options to purchase 90,000 shares of common stock with an exercise prices ranging from $1.40 to $3.45 per share.

(16)         Consists of 201,771 shares of common stock and warrants to purchase 46,729 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007, and warrants to purchase 15,823 shares of common stock at an exercise price of $3.79 per share, with such warrants vesting on the date of grant, and options to purchase 480,000 shares of common stock with an exercise prices ranging from $1.40 to $4.00 per share.

(17)         James M. Davis has voting and investment control over the shares of common stock and warrants to purchase common stock held by Stanford Venture Capital Holdings, Inc. and Stanford Group Company, but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein.  Consists of 1,714,287 shares of common stock and includes warrants issued to Stanford Venture Capital Holdings, Inc., to purchase 375,000 shares of common stock with an exercise price equal to $2.00 per share and warrants to purchase 375,000 shares of common stock with an exercise price equal to $1.50 per share, with all such warrants vesting on the date of grant, and also includes warrants issued to Stanford Group Company, to purchase 6,248 shares of common stock at an exercise price of $3.79 per share, with such warrants vesting on the date of grant.  James M. Davis is an affiliate of the Stanford Company Group, a registered broker dealer.

(18)         Consists of 264,901 shares of common stock and warrants to purchase 132,450 shares of common stock with an exercise price equal to $1.18 per share, with such warrants becoming exercisable on April 12, 2007.  Excludes 139,734 shares of common stock and warrants and options to purchase 249,053 shares of common stock, issued to Thomas C. Quick.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledges, assignees, donees selling shares received from such selling stockholders as a gift, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act. In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholder (i) did not acquire the shares of common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and such selling stockholders may be subject to certain additional regulations and statutory liabilities under the Securities Act and Exchange Act. To our knowledge and based upon information we received from the selling stockholders, (i) each selling stockholder that is a registered broker-dealer or affiliated with a registered broker-dealer acquired the shares of common stock in the ordinary course of business, (ii) such selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock, and (iii) no such selling stockholder received any securities as underwriting compensation, except for the warrant to purchase an aggregate of 139,041 shares of our common stock issued to H.C. Wainwright & Co. Inc. and its designees as compensation for acting as the placement agent in connection with the issuance of our common stock. We are also not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities.

The Company is required to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling stockholders.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

To the extent required, the Company will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus.  The applicable rules and regulations under the Securities Exchange Act of 1934, as amended, may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares.  A selling stockholder, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by that selling stockholder.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

•                  such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement; or

•                  October 10, 2011.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Goldstein Golub Kessler LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC.  You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.  Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” much of the information we file with them (former Commission File No. 0-22307 and current Commission File No. 001-31326), which means that we can disclose important information to you by referring you to those publicly available documents.  The information that we incorporate by reference is considered to be part of this prospectus, and any of our subsequent filings with the SEC will automatically update and supersede this information.  This prospectus incorporates by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the filing of a post-effective amendment to this prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

•                  our annual report on Form 10-K for the fiscal year ended June 30, 2006, filed on October 13, 2006;

•                  our quarterly report on Form 10-Q for the quarterly period ended September 30, 2006, filed on November 3, 2006;

•                  our current report on Form 8-K, dated October 10, 2006, filed on October 16, 2006;

•                  our current report on Form 8-K, dated October 16, 2006, filed on October 17, 2006;

•                  our proxy statement filed on October 28, 2006 for our annual meeting of stockholders held on December 14, 2006; and

•                  all of our filings pursuant to the Securities Exchange Act of 1934, as amended, after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Senesco Technologies, Inc., 303 George Street, Suite 420, New Brunswick, New Jersey 08901; telephone (732) 296-8400, attention: Joel Brooks.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  The selling stockholders will not make an offer of these shares in any state where the offer is not permitted.  You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.  A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) which he actually and reasonably incurred in connection therewith.  The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the DGCL.  The DGCL does not permit liability to be eliminated (i) for any breach of a director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  In addition, as permitted in Section 145 of the DGCL, our certificate of incorporation and by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions.  Our by-laws also provide that we shall advance expenses to directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

Each of our indemnification agreements with each of our executive officers and directors provides for indemnification to the maximum extent permitted by applicable law.  We also indemnify each of our directors and executive officers with the maximum indemnification allowed to directors and executive officers by the DGCL, subject to certain exceptions, as well as certain additional procedural protections.  In addition, we will generally advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

The indemnification provisions in our certificate of incorporation and by-laws also permit indemnification for liabilities arising under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We currently carry director and officer liability insurance in the amount of $4,000,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

	Amount
SEC Registration Fee	$594
Amex Additional Listing Fee	$45,000
Legal Expenses	$25,000	*
Accounting Expenses	$2,250	*
Printing Expenses	$2,000	*
Miscellaneous Expenses	$2,000	*
Total	$76,844	*

*Estimated

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.  A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) which he actually and reasonably incurred in connection therewith.  The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the DGCL.  The DGCL does not permit liability to be eliminated (i) for any breach of a director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  In addition, as permitted in Section 145 of the DGCL, our certificate of incorporation and by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions.  Our by-laws also provide that we shall advance expenses to directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

Each of our indemnification agreements with each of our executive officers and directors provides for indemnification to the maximum extent permitted by applicable law.  We also indemnify each of our directors and executive officers with the maximum indemnification allowed to directors and executive officers by the DGCL, subject to certain exceptions, as well as certain additional procedural protections.  In addition, we will generally advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

The indemnification provisions in our certificate of incorporation and by-laws also permit indemnification for liabilities arising under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We currently carry director and officer liability insurance in the amount of $4,000,000.

Item 16.  Exhibits.

10.1                           Form of Securities Purchase Agreement issued to certain accredited investors (with attached schedule of parties and terms thereto).  Incorporated by reference to Exhibit 10.38 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

10.2                           Form of Registration Rights Agreement by and between Senesco Technologies, Inc. and certain accredited investors. Incorporated by reference to Exhibit 10.39 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

4.1                                 Form of Warrant issued to certain accredited investors (with attached schedule of parties and terms thereto).  Incorporated by reference to Exhibit 10.40 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

10.3                           Placement Agent Agreement by and between Senesco Technologies, Inc. and H.C. Wainwright & Co., Inc., or its designees.  Incorporated by reference to Exhibit 10.41 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

4.2                                 Form of Warrant issued to H.C. Wainwright & Co., Inc., or its designees.  Incorporated by reference to Exhibit 10.42 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

5.1*                          Opinion of Morgan, Lewis & Bockius LLP.

23.1*                    Consent of Goldstein Golub Kessler LLP.

23.2*                    Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1*                    Power of Attorney (included on signature page).

*        Filed herewith.

Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)          To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by section 10(a)(3) of Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that

(A)                                paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement; and

(B)                                  paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)                                     If the registrant is relying on Rule 430B:

(A)                              Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of this registration statement or in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  The undersigned registrant hereby undertakes that:

(i)            For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey, on November 3, 2006.

SENESCO TECHNOLOGIES, INC.

(Registrant)

By:	/s/ Bruce C. Galton
Bruce C. Galton
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce C. Galton and Joel Brooks, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce C. Galton	President, Chief Executive Officer and	November 3, 2005
Bruce C. Galton	Director

/s/ Joel Brooks	Chief Financial Officer and Treasurer	November 3, 2006
Joel Brooks	(Principal Financial and Accounting Officer)

/s/ Ruedi Stalder	Chairman of the Board and Director	November 3, 2006
Ruedi Stalder

/s/ John E. Thompson	Executive Vice President of Research and	November 3, 2006
John E. Thompson, Ph.D.	Development and Director

/s/ Christopher Forbes	Director	November 3, 2006
Christopher Forbes

/s/ Thomas C. Quick	Director	November 3, 2006
Thomas C. Quick

/s/ David Rector	Director	November 3, 2006
David Rector

/s/ John Braca	Director	November 3, 2006
John Braca

INDEX OF EXHIBITS

10.1                           Form of Securities Purchase Agreement issued to certain accredited investors (with attached schedule of parties and terms thereto).  Incorporated by reference to Exhibit 10.38 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

10.2                           Form of Registration Rights Agreement by and between Senesco Technologies, Inc. and certain accredited investors. Incorporated by reference to Exhibit 10.39 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

4.1                                 Form of Warrant issued to certain accredited investors (with attached schedule of parties and terms thereto).  Incorporated by reference to Exhibit 10.40 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

10.3                           Placement Agent Agreement by and between Senesco Technologies, Inc. and H.C. Wainwright & Co., Inc., or its designees.  Incorporated by reference to Exhibit 10.41 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

4.2                                 Form of Warrant issued to H.C. Wainwright & Co., Inc., or its designees.  Incorporated by reference to Exhibit 10.42 of our Annual Report on Form 10-K for the year ended June 30, 2006, filed on October 13, 2006.

5.1*                          Opinion of Morgan, Lewis & Bockius LLP.

23.1*                    Consent of Goldstein Golub Kessler LLP.

23.2*                    Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1*                    Power of Attorney (included on signature page).

*        Filed herewith.